Exhibit 99.1

April 23rd, 2012
Dear Fellow Shareholders,
Netflix added nearly 3 million streaming members in Q1, bringing our total to over 26 million global streaming members, and strengthening our position as the world's leading Internet TV network. We anticipate returning to global profitability in Q2, and plan to launch our next international market in Q4.
We are constantly improving our service with better personalization, better user-interfaces, better streaming, and more content. As a result, per-member viewing hours set new records in Q1 and are on track to do so again in Q2, on a year-over-year basis. We launched our service in the UK and Ireland in January and are very pleased that, after the first 90 days, we had substantially more members than we had after the first 90 days of Canada or Latin America.

(in millions except per share data)	Q2 '10	Q3 '10	Q4 '10	Q1 '11	Q2 '11	Q3 '11	Q4 '11	Q1 '12
Domestic Streaming:
Net Subscription Additions	—	—	—	—	—	—	0.22	1.74
Total Subscriptions	—	—	—	—	—	21.45	21.67	23.41
Paid Subscriptions	—	—	—	—	—	20.51	20.15	22.02
Revenue	—	—	—	—	—	—	$476	$507
Contribution Profit	—	—	—	—	—	—	$52	$67
Contribution Margin	—	—	—	—	—	—	10.9%	13.2%

International Streaming:
Net Subscription Additions	—	0.13	0.38	0.29	0.16	0.51	0.38	1.21
Total Subscriptions	—	0.13	0.51	0.80	0.97	1.48	1.86	3.07
Paid Subscriptions	—	—	0.33	0.67	0.86	0.99	1.45	2.41
Revenue	—	$—	$4	$12	$19	$23	$29	$43
Contribution Profit (Loss)	—	$(3)	$(9)	$(11)	$(9)	$(23)	$(60)	$(103)

Domestic DVD:
Net Subscription Additions	—	—	—	—	—	—	(2.76)	(1.08)
Total Subscriptions	—	—	—	—	—	13.93	11.17	10.09
Paid Subscriptions	—	—	—	—	—	13.81	11.04	9.96
Revenue	—	—	—	—	—	—	$370	$320
Contribution Profit	—	—	—	—	—	—	$194	$146
Contribution Margin	—	—	—	—	—	—	52.4%	45.6%

Total Domestic (Streaming + DVD, for historical comparison):
Revenue	$520	$553	$592	$706	$770	$799	$847	$826
Y/Y Change	27%	31%	33%	43%	48%	44%	43%	17%
Contribution Profit	$130	$130	$152	$187	$213	$219	$246	$213
Y/Y Change	40%	46%	55%	68%	64%	68%	62%	14%

Global:
Revenue	$520	$553	$596	$719	$789	$822	$876	$870
Y/Y Change	27%	31%	34%	46%	52%	49%	47%	21%
Net Income / (Loss)	$44	$38	$47	$60	$68	$62	$35	$(5)
Y/Y Change	38%	27%	52%	88%	55%	63%	-26%	NM
EPS	$0.80	$0.70	$0.87	$1.11	$1.26	$1.16	$0.64	$(0.08)
Y/Y Change	48%	35%	55%	88%	58%	66%	-26%	NM

Free Cash Flow	$34	$8	$51	$79	$60	$14	$34	$2
Buyback	$45	$57	$—	$109	$51	$40	$—	$—
Shares (FD)	54.3	53.9	54.2	54.2	53.9	53.9	55.4	55.5

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Domestic Streaming
Q1 Results
Domestically, we achieved strong quarter-over-quarter growth in streaming members, adding 1.7 million total net additions (and 1.9 million paid net additions) in the quarter, and reaching 23.4 million total streaming members.
New content additions, steady improvement to the Netflix user-interfaces and personalization algorithms, and the receding impact of last year's brand hit, all continue to contribute to incremental improvements in our domestic streaming business and the resulting member growth.
The domestic streaming segment delivered $67 million of contribution profit, equivalent to a 13% contribution margin. We exceeded our domestic streaming contribution margin target of around 11%, due to slightly lower than expected content, delivery, and customer service expenses.
Outlook - Increased Seasonality in Net Adds
We anticipate that U.S. streaming contribution margin will expand in Q2 to about 15%. For Q3 onward, we are targeting 100 bps of average margin expansion per quarter, consistent with our January guidance.
We think our 2012 domestic streaming net adds will be about the same as in 2010 (about 7 million), and that gross adds will approximately follow the 2010 seasonal pattern.
At the same time, we have more net add quarterly seasonality this year due to our larger starting membership base for the same amount of annual net adds. In other words, given the same gross add quarterly distribution as in 2010, and the same annual net adds, it is inherent that the quarterly variation in net adds is amplified. We have included an appendix at the end of this letter to illustrate this.
Due to this increased net add quarterly seasonality, Q2 net adds will be below those of 2010, despite Q2 gross adds following the traditional seasonal pattern, and despite us expecting to match 2010 in annual net additions.
We see nothing new or particularly concerning this quarter to date in our member viewing, acquisition and retention. All are healthy.
Domestic Content Library
As a result of the significant investments in our streaming library over the last 18 months, we have meaningfully increased the quantity and quality of the TV shows and movies on the service. Going forward, we continue to sign new agreements to bolster our content offering, while also benefiting from our established relationships with all major producers of film and TV in the U.S. that continue to ensure a steady flow of new titles to the service. As we stated in our January letter, we are growing content

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spend sequentially every quarter, but slower than domestic streaming revenue growth to allow for margin expansion.
Feature Films
In Q1, we added several notable new release Pay TV 1 feature film titles to the service, including Academy Award winner for Best Animated Feature, “Rango”, “The Lincoln Lawyer”, and “Justin Bieber: Never Say Never”. Meanwhile, our studio partners continue to provide additional high quality catalog product.
We recently announced a new multi-year licensing agreement with The Weinstein Company that will make foreign language, documentary and certain other movies exclusively available for Netflix members in the U.S. As a result, this year's Academy Award winner for Best Picture “The Artist” and Best Documentary “Undefeated” will be shown in their Pay TV 1 window exclusively on Netflix.
Looking forward to Q2, the volume of exclusive titles we receive through agreements with several mini-major distributors will steadily increase. Notably, the action-thriller “Killer Elite” distributed by Open Road Films will come to Netflix along with several films from Film District including Golden Globe nominee for Best Foreign Language Film, “In the Land of Blood and Honey”, critically acclaimed action-drama, “Drive”, and “The Rum Diary” starring Johnny Depp. Meanwhile, titles arriving from Epix are getting even better with “Thor” and “Transformers: Dark of the Moon”, also coming this quarter.
The Starz deal for 15 Disney Pay TV 1 output titles, plus some catalog films, ended in February. There was no discernible change in churn or viewing levels. Instead, the trend towards watching episodic TV, like “Breaking Bad”, on Netflix continues to grow. On a year-over-year basis, our content is stronger than it has ever been, and our viewing per member is at a record high level.
TV Content
Our selection of TV content also got stronger in Q1, as we added shows like “Supernatural” and “90210” from the CW, “Criminal Minds: Suspect Behavior” and the Showtime series “United States of Tara” from CBS, AMC's “The Killing” and A&E's “Breakout Kings” from Fox, “Being Human (U.S.)” from Muse Entertainment, and Comedy Central's “Workaholics” from Viacom Media Networks. Meanwhile, we continue to add new seasons of existing series every quarter. In addition, we recently announced our first deal with Hasbro, providing Netflix with a wide variety of new kids content including “My Little Pony” and “Transformers: Prime”.
In the past, we have said that our licensing of complete back seasons of on-air TV series is not only a great experience for Netflix members, but can help build the audience for new seasons. We saw this demonstrated recently with the premiere of Season 5 of “Mad Men” on AMC achieving its biggest audience yet (20% higher than last season's premiere), subsequent to the first four seasons becoming available on Netflix last summer. Even now, the most watched episode of “Mad Men” on any given day on Netflix is the first episode of the first season. This means we are still growing the fan base for this show nearly 6 years after it first premiered on television.

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Domestic Streaming Competition
We compete for consumers' viewing time with a very wide range of video sources, including linear TV (MVPD and free-to-air), DVR, over-the-top (OTT) pure plays such as Hulu and Amazon Prime Instant Video, and authenticated streaming offerings of the MVPDs and cable networks (TV Everywhere).
Hulu launched its first original series, and has continued its platform (Wii) and country (Japan) expansion. While we have ten times more domestic paid members, and we added over three times more domestic net additions than Hulu in Q1, we do watch them carefully. Most of their viewing, we believe, is from current-season broadcast-network content.
Amazon continues to grow its U.S. video content library available through Amazon Prime. We think they are still substantially behind Hulu in viewing hours. Given Amazon's size and ambitions, we continue to track their progress carefully as well.
As we've often said, we see the biggest long-term competition for viewing hours from MVPDs and cable networks through their TV Everywhere offerings. Consistent with this view, we began to see the consumer promise of TV Everywhere emerge in Q1, with all major networks and many MVPDs investing in their Internet applications and taking steps to evolve to Internet TV networks. Among recent developments, both HBO GO as well as Comcast's Xfinity application became available on the Xbox. Additionally, Comcast announced its Streampix streaming service available to current Comcast subscribers. Given the superiority of our content selection, user interfaces and device ubiquity, we don't currently see any meaningful near-term impact on our business from these developments.
Internet Caps Should Apply Equally, or Not At All.
Comcast caps its residential broadband customers at 250 gigabytes per month. On the Xbox, the Netflix app, the Hulu app, and the HBO GO app, are all subject to this cap. But Comcast has decided that its own Xfinity Xbox app is not subject to this 250 gigabyte cap. This is not neutral in any sense. The Xbox is a pure Internet device with a single IP address, works over a consumer's home wifi, and data to the Xbox is Internet data. When the Xfinity Xbox app uses lots of bandwidth, it competes for that bandwidth with all other Internet usage and users in the home. The Xfinity Xbox app “speaks” TCP/IP like any other Internet device. The only difference between the Xfinity Xbox data and Netflix Xbox data is the Xfinity data is favored by Comcast exempting it from the cap.
Comcast could raise the cap and make it apply equally or just eliminate the caps. Net neutrality principles mean a level playing field for all Internet applications.
International Streaming
We surpassed 3 million total international streaming members this quarter, growing 65% sequentially, and adding 1.2 million total net additions (and nearly 1 million paid net additions). Just six quarters after our first international market launch, our non-U.S. members account for nearly 12% of total (and 10% of paid) Netflix streaming members.

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UK and Ireland
The largest driver of growth in international members in Q1 was the launch of our service in the UK and Ireland at the beginning of January. From the start, we achieved the highest net additions we've ever seen in the first 90 days of an international market launch.
While the UK is a very competitive market, we have found that the existence of competition can be beneficial for driving interest and demand in our service. The existence of other over-the-top (OTT) streaming and on-demand services creates a high level of product understanding and acceptance among consumers and that, in turn, increases their willingness to try Netflix.
In January, we launched with an impressive and diverse base of movies and TV shows, and as our membership continues to grow, we'll be able to add further to the content library. Lately, we've offered members new movies from our existing deals, including Pay TV 1 and 2 titles like “Insidious”, “Horrid Henry: The Movie”, and “Angels & Demons”, as well as iconic catalog titles, such as, “Pulp Fiction”, “The Godfather”, and “Top Gun”.
In the coming months, Netflix will be the Pay TV 1 UK home of “21 Jump Street” and “The Hobbit” from MGM, “The Woman in Black” from Momentum and the recent monster hit “Hunger Games” from Lionsgate. Collectively, our upcoming offerings account for 20% of UK box office year to date, compared to our competitor LOVEFiLM, whose deals we estimate account for around 6%.
Our TV offering is also strong, with previous seasons of current shows from the major U.S. networks and three key local channels. We are particularly excited to be the UK and Ireland TV premiere destination for shows like, “Breaking Bad” and “It's Always Sunny in Philadelphia”.
From our experience to date, we continue to believe our biggest competitors will be Sky Movies and Sky Atlantic (and potentially Sky's yet-to-be-launched Now TV streaming service), as well as LOVEFiLM. Without details on consumer pricing or content selection, it remains unclear whether Sky's Now TV will be a meaningful competitor. Ultimately, we believe we are well positioned to succeed in the UK and Ireland based on our content selection as well as our superior streaming technology.
If the UK Competition Commission eventually forces Sky Movies to not control the Pay TV 1 output from all six major studios, that then may provide an opportunity for Netflix to bid earlier for major studio deals than otherwise would have been the case. It is premature to know how it will play out.
In the UK and Ireland we launched with our most broad-scale Facebook integration to date, and are pleased with the level of consumer engagement. Social TV show and movie discovery is heavily used by our Facebook connected members.
Canada
Canada continues to be a strong market for Netflix. Member growth remained healthy in Q1, and we ended the quarter with nearly double the members we had a year ago.

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Our on-going investment in new content for Canada is driving increased engagement and hours viewed. Just this month, through our Pay TV 1 deals we've added such blockbusters as, “Thor”, and “Transformers: Dark Side of the Moon”, with “Kung-Fu Panda II” and “Captain America” coming soon. We are also licensing for our members some great Canadian content, including “Dragon's Den”, “Arctic Air”, and “Mr. D,” three of the top rated shows from the Canadian Broadcasting Company (CBC).
Even with our continued content investment, we anticipate a small contribution profit in Canada in Q2 and will remain profitable in this market going forward. This is a quarter earlier than our January expectations for Canadian profitability, made possible by the continued strength of member growth and increased efficiency of our marketing spend. Long-term, we intend to steadily increase our contribution margin in much the same way as we are doing for our U.S. streaming business.
Latin America
As mentioned in our January investor letter, Latin America differs significantly from our other markets. While there is limited current OTT streaming competition in the region (different from the UK), this lack of OTT competition means that the concept of on-demand streaming video (outside of piracy and YouTube) is nascent, requiring us to do more work in driving consumer understanding and acceptance of our streaming service. In addition, Latin America presents unique infrastructure challenges relative to our other markets; namely, low device penetration, under-developed Internet infrastructure and relatively low credit card usage as well as general consumer payment challenges for ecommerce. For example, many banks turn down all ecommerce debit card transactions due to fraud risk, making it a more challenging environment than our other markets.
To offset these challenges and improve the consumer experience, we have been continually expanding the content offering. In Q1, we added new series to our TV offerings including, “Dexter”, “Ancient Aliens” and “Charmed”, as well a host of popular feature films including, “Twilight: New Moon”, “Gnomeo & Juliet”, “The Incredibles”, “Insidious”, “Couples Retreat”, and “Saving Private Perez” (the top Mexican film of 2011). For Q2, we are beginning to ramp up the number of Pay TV 1 titles on our service, including Best Picture winner “The Artist” in June; and “Something Borrowed”, and “From Prada to Nada”, during the quarter.

In Q1, we increased our subtitle coverage to nearly 100% of non-kids English language content (in addition to previously available dubbing) to accommodate varying viewing preferences. Finally, we're very focused on optimizing our payment processing to continue to improve free trial conversions to paid members, as well as exploring adding new payment methods to expand the addressable market of consumers.
Our revenue and membership is growing in Latin America, and we are rapidly learning. The odds of us building a large, profitable business in Latin America are very good, but it will take longer than we initially thought.

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Total International Results & Outlook

In Q1, international revenue of $43 million was up more than 3X from a year ago, and in-line with expectations. Contribution loss of $103 million was better than anticipated due to slightly higher revenue combined with lower than expected content, subtitling and marketing expenses. In connection with our Latin American market, we incurred increased subtitling costs in Q1 which have been capitalized into the content library ($5 million, net of amortization). Last year, such costs were immaterial and expensed as incurred. We expect subtitling costs to continue to be meaningful as we launch additional non-English markets in the future. So, our forecast incorrectly assumed $5 million in expense.
In Q2, we expect Canada to deliver a small profit, and the growth of members and revenue in Latin America and the UK and Ireland to lower the contribution loss in each of those markets. In total, international contribution loss is expected to sequentially improve to a range of between ($98) and ($86) million.
Our early success in Canada - sustainably profitable less than 2 years after launch - is probably unusual given the proximity of Canada to the U.S. and the broad pre-launch awareness of our brand. As a result, we expect Latin America and the UK and Ireland to take longer than 8 quarters to reach sustained profits as we build membership and invest in content improvements.
Given our expected return to global profitability in Q2, and how well we've been received in the UK, we've decided to open an additional attractive European market in Q4 of this year. Assuming continued success, and additional markets we can enter with confidence, we expect to roughly match the roll-out of new markets to global profitability for the foreseeable future.
DVD
DVD members declined this quarter to 10.1 million, slightly better than our expectations. About 7 million of these 10 million also subscribe to our streaming service. Going forward, we believe DVD will continue to decline but at a slower pace than the past few quarters.
The domestic DVD segment delivered $146 million of contribution profit in Q1, representing a 46% contribution margin. We expect contribution margin to be roughly flat in coming quarters.
Product Improvement & Partnering
We are constantly working to improve the Netflix experience so our members can easily sign up, find something great to watch and then relax and enjoy our service.  Q1 was no exception in terms of continual improvements to the service.
As mentioned above, we improved our Latin American customer experience by increasing subtitle coverage to nearly one hundred percent of non-kids content, while in the UK and Ireland, we launched our most thorough Facebook integration to date, allowing members to share what they watch on

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Facebook and giving them the ability to get great viewing ideas from their friends. We also continued our efforts to better serve families, launching our “Just for Kids” feature on the PS3 as a follow up to the successful launches of this feature on the website, Apple TV, and Wii.   Finally, based on successful test results, we rolled out a smarter personalization algorithm to determine members' Top 10 suggested title lists.

In March, we launched a deeper integration with the Apple TV, allowing consumers to sign up for Netflix directly on device and pay via their iTunes account. We've been very pleased that this simplification for new users has been popular, and that the integration has gone so well. Members who sign up through Apple TV are full Netflix members, and can use Netflix on multiple devices. The Apple TV relationship covers all of our markets.

Many companies like Apple already have a billing relationship with millions of people, including ISPs, major retailers, MVPDs, and others. In cases where these firms have an efficient means to generate demand for Netflix, and can provide a very simple way to add a Netflix line item to the existing bill, it may make sense for us to let them bill on our behalf. We'll take it slowly; we must make sure we've got the right customer support and financial integration, while maintaining a direct relationship with our members, to ensure the member experience is actually simpler. Our Apple TV integration is one example where we have accomplished that.

Original Programming
When we embarked on original programming, it was a strategic experiment. We've gained enough confidence and perspective that we now view it as a strategic expansion. In particular, we are now treating it as a capability we should build, like international, to achieve our long-term ambitions. What is still uncertain is when or whether we will take it beyond 5% of our large content spend. We'll take it year by year, and see how good we can get at originals for our members.

One way to think of originals is in terms of brand halo. If we are able to generate critical success for our originals, it will elevate our consumer brand and drive incremental members to the service. That took HBO nearly a decade to accomplish, so we don't expect overnight results. The breadth of media coverage we already get, though, for the highly anticipated new season of “Arrested Development”, as well as for “Lilyhammer” and “House of Cards”, has been great.

Another way to think of originals is vertical integration; can we remove enough inefficiency from the show launch process that we can acquire content more cheaply through licensing shows directly rather than going through distributors who have already launched a show? Our on-demand and personalized platform means that we don't have to assemble a mass audience at say, 8pm on Sunday, to watch the first episode. Instead, we can give producers the opportunity to deliver us great serialized shows and we can cost-efficiently build demand over time, with members discovering these new franchises much in the same way they've discovered and come to love shows like “Mad Men” and “Breaking Bad.” In this regard, we are happy to report that in terms of cost per viewing hour, which is how we evaluate content

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efficiency, “Lilyhammer” so far performs in line with similar premium exclusive content that we currently license.
Finally, a third way to think about originals is as a hedge, in case, say, FX chooses not to license us prior seasons of their next hit as good as “Sons of Anarchy”. FX in this case would seek to monetize prior seasons of their next hit in parallel to how HBO does, in other words, only on “FX GO”. As long as we can better monetize prior seasons, through both scale and technology, than anyone else, then this scenario is not likely, except from a premium TV competitor like HBO that is strategically motivated to impede our growth.

We know we have a lot to learn in the originals area. In terms of early results, we exceeded our targets on “Lilyhammer” in terms of PR, viewing, and critical acclaim. The show has driven millions of hours viewed, is rated highly (4 out of 5 stars on average) and generated hundreds of millions of consumer impressions with a comparatively small PR and marketing spend. In the quarter, we announced another original premiering in 2013, “Hemlock Grove”, a one-hour 13 episode series from Eli Roth and Gaumont International TV based on Brian McGreevy's gothic horror novel.

As we build our capability in originals, we will have some advantages relative to our competitors. Namely, we have extensive user viewing history and ratings data to allow us to better understand potential appeal of future programs, as well as a very broad and already segmented audience. At the same time, we don't face the same pressure as linear or ad-supported online networks to deliver ratings. Finally, we should be able to use our size and international scale to bring the best original and exclusive content from anywhere in the world to anywhere in the world. This is a real advantage over our regional competitors.
Global Profitability: Q1 Results & Outlook
Q1 net loss of ($5) million, and ($0.08) per share, was better than our expectations, predominantly driven by the outperformance in both domestic and international streaming contribution profit, in addition to slightly lower global Tech & Dev and G&A costs than anticipated.
Looking forward to Q2, sequential growth in domestic streaming contribution profit will offset the decline in DVD contribution profit from Q1, while improvements in profitability in each of the international markets will reduce the international losses by approximately $11 million (based on the midpoint of guidance). As a result, we are forecasting a much earlier return to global profitability than anticipated on a Q2 net income / (loss) range of ($6) to $8 million. The improvement in the outlook is a result of continued member growth (both domestically and internationally), as well as increased efficiency of our content and marketing spending.
As described above, looking past Q2 and our expected return to international expansion this year, we expect to invest the growing profits from our domestic business in additional global expansion in order to both position ourselves to be the first to scale in each of our international markets, as well as expedite reaching such global scale that will allow us to license global content rights economically.

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Free Cash Flow
In Q1, despite our net loss of ($5) million, we generated positive FCF of $2 million. Significant sources of cash flow in the quarter (relative to net income) were non-cash stock compensation, depreciation expense in excess of PP&E purchases, and accrued interest on our notes, which more than offset cash payments for content (in excess of the P&L expense) and cash payments for taxes relative to the P&L benefit for income taxes.
In general, FCF and net income track each other reasonably closely with the primary exception of payments for original content. Originals will not materially impact free cash flow until the second half of this year and will ramp in 2013 as we add more original programs.
We finished the quarter with $805 million in cash and equivalents.
Business Outlook
Q2 2012 Guidance

Domestic Streaming:
Total Subscriptions	23.6 m to 24.2 m
Paid Subscriptions	22.3 m to 22.9 m
Revenue	$526 m to $534 m
Contribution Profit	$72 m to $84 m

International Streaming
Total Subscriptions	3.45 m to 4.0 m
Paid Subscriptions	2.8 m to 3.25 m
Revenue	$60 m to $67 m
Contribution Profit / (Loss)	($98 m) to ($86 m)

Domestic DVD:
Total Subscriptions	8.95 m to 9.35 m
Paid Subscriptions	8.9 m to 9.3 m
Revenue	$287 m to $294 m
Contribution Profit	$126 m to $138 m

Consolidated Global:
Net Income / (Loss)	($6 m) to $8 m
EPS	($0.10) to $0.14

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Summary
We've built an early lead in the global race to build the world's best Internet TV network. As we grow, we are trying to balance prudence and ambition while keeping a strong focus on member satisfaction. We work hard every day to make our service even better. Our rapid return to profitability, enabling further international expansion, is very gratifying.
Sincerely,

Reed Hastings, CEO	David Wells, CFO

Conference Call Q&A Session
Netflix management will host a webcast Q&A session at 3:00 p.m. Pacific Time today to answer investor questions not addressed in this letter. Please email your questions to ir@netflix.com. The company will read the questions aloud on the call and respond to as many questions as possible. After email Q&A, we will also open up the phone lines in case there are additional questions not covered by the email Q&A or letter.
The live webcast, and the replay, of the earnings Q&A session can be accessed at ir.netflix.com. The telephone # for the call is (760) 666-3613.

IR Contact:	PR Contact:
Ellie Mertz	Steve Swasey
VP, Finance & Investor Relations	VP, Corporate Communications
408540-3977	408540-3947

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Metrics evolution
As stated in our January letter, we slightly updated our definition of membership starting with the Q1 membership guidance. Members who are on payment hold will no longer be counted as members, while members who cancel mid-period will be counted until their service ceases at their period end. We estimate the net effect of these changes was that we are reporting 200k fewer domestic streaming members than we would otherwise report in Q1. There is no effect on revenue from this change.

Use of Non-GAAP Measures
This shareholder letter and its attachments include reference to the non-GAAP financial measure of free cash flow.  Management believes that free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments, repurchase stock and for certain other activities.  However, this non-GAAP measure should be considered in addition to, not as a substitute for or superior to, net income, operating income and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP.  Reconciliation to the GAAP equivalent of this non-GAAP measure is contained in tabular form on the attached unaudited financial statements.
Forward-Looking Statements

This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding improvements to our service and growth in viewing hours; growth trends, including member acquisition, contribution profit and margin as well as content acquisition; international segment performance, including Canadian contribution profit and Latin America challenges as well as content investment; DVD member losses and contribution profit; return to global profitability; content acquisition, including original programming and specific title availability; competition; free cash flow and usage of cash; our member growth, including total and paid; net additions for 2012; revenue, and contribution profit (loss) for both domestic (streaming and DVD) and international operations as well as net income and earnings per share for the second quarter of 2012. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively; our ability to build back our brand; the continued availability of content on terms and conditions acceptable to us; maintenance and expansion of device platforms for instant streaming; fluctuations in consumer usage of our service; disruption in service on our website or with third-party computer systems that help us operate our service; competition and widespread consumer adoption of different modes of viewing in-home filmed entertainment. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 10, 2012. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

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Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Revenues	$869,791	$875,575	$718,553
Cost of revenues:
Subscription	564,015	512,578	376,992
Fulfillment expenses	59,918	62,577	61,159
Total cost of revenues	623,933	575,155	438,151
Gross profit	245,858	300,420	280,402
Operating expenses:
Marketing	135,900	114,288	104,259
Technology and development	82,801	80,783	50,905
General and administrative	29,092	34,477	22,998
Legal settlement	—	9,000	—
Total operating expenses	247,793	238,548	178,162
Operating income (loss)	(1,935)	61,872	102,240
Other income (expense):
Interest expense	(4,974)	(4,942)	(4,865)
Interest and other income (expense)	(116)	(95)	865
Income (loss) before income taxes	(7,025)	56,835	98,240
Provision (benefit) for income taxes	(2,441)	21,616	38,007
Net income (loss)	$(4,584)	$35,219	$60,233
Net income (loss) per share:
Basic	$(0.08)	$0.66	$1.14
Diluted	$(0.08)	$0.64	$1.11
Weighted average common shares outstanding:
Basic	55,456	53,582	52,759
Diluted	55,456	55,439	54,246

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Netflix, Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands, except share and par value data)

	As of
	March 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$395,992	$508,053
Short-term investments	408,534	289,758
Current content library, net	1,155,443	919,709
Prepaid content	53,013	56,007
Other current assets	45,759	57,330
Total current assets	2,058,741	1,830,857
Non-current content library, net	1,226,274	1,046,934
Property and equipment, net	128,197	136,353
Other non-current assets	67,247	55,052
Total assets	$3,480,459	$3,069,196
Liabilities and Stockholders' Equity
Current liabilities:
Content liabilities	$1,163,839	$935,036
Accounts payable	83,119	86,992
Accrued expenses	49,106	54,231
Deferred revenue	150,602	148,796
Total current liabilities	1,446,666	1,225,055
Long-term debt	200,000	200,000
Long-term debt due to related party	200,000	200,000
Non-current content liabilities	908,188	739,628
Other non-current liabilities	62,203	61,703
Total liabilities	2,817,057	2,426,386
Stockholders' equity:
Common stock, $0.001 par value; 160,000,000 shares authorized at March 31, 2012 and December 31, 2011; 55,515,631 and 55,398,615 issued and outstanding at March 31, 2012 and December 31, 2011, respectively	55	55
Additional paid-in capital	243,424	219,119
Accumulated other comprehensive income, net	1,577	706
Retained earnings	418,346	422,930
Total stockholders' equity	663,402	642,810
Total liabilities and stockholders' equity	$3,480,459	$3,069,196

14

Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Cash flows from operating activities:
Net income (loss)	$(4,584)	$35,219	$60,233
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Additions to streaming content library	(764,893)	(976,545)	(192,307)
Change in streaming content liabilities	397,553	644,046	84,048
Amortization of streaming content library	339,736	281,279	85,937
Amortization of DVD content library	20,046	22,754	26,990
Depreciation and amortization of property, equipment and intangibles	11,331	11,826	9,826
Stock-based compensation expense	19,332	18,077	12,264
Excess tax benefits from stock-based compensation	(3,755)	(501)	(15,654)
Other non-cash items	(1,519)	(578)	(925)
Deferred taxes	(10,843)	(4,407)	(4,982)
Changes in operating assets and liabilities:
Prepaid content	2,994	21,139	(12,380)
Other current assets	11,741	(9,710)	9,498
Accounts payable	(1,756)	20,019	15,232
Accrued expenses	1,783	6,319	20,293
Deferred revenue	1,806	(12,133)	15,862
Other non-current assets and liabilities	137	8,662	2,388
Net cash provided by operating activities	19,109	65,466	116,323
Cash flows from investing activities:
Acquisitions of DVD content library	(13,528)	(23,144)	(22,119)
Purchases of short-term investments	(299,467)	(123,214)	(52,266)
Proceeds from sale of short-term investments	172,335	19,485	14,961
Proceeds from maturities of short-term investments	8,275	19,665	650
Purchases of property and equipment	(4,766)	(10,656)	(16,320)
Other assets	1,334	2,255	1,419
Net cash used in investing activities	(135,817)	(115,609)	(73,675)
Cash flows from financing activities:
Proceeds from issuance of common stock upon exercise of options	1,224	1,025	6,762
Financing costs	(388)	—	—
Repurchases of common stock	—	—	(108,643)
Excess tax benefits from stock-based compensation	3,755	501	15,654
Principal payments of lease financing obligations	(559)	(536)	(501)
Proceeds from public offering of common stock, net of issuance costs	—	199,947	—
Proceeds from issuance of debt, net of issuance costs	—	198,060	—
Net cash provided by (used in) financing activities	4,032	398,997	(86,728)
Effect of exchange rate changes on cash and cash equivalents	615
Net increase (decrease) in cash and cash equivalents	(112,061)	348,854	(44,080)
Cash and cash equivalents, beginning of period	508,053	159,199	194,499
Cash and cash equivalents, end of period	$395,992	$508,053	$150,419

	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Non-GAAP free cash flow reconciliation:
Net cash provided by operating activities	$19,109	$65,466	$116,323
Acquisitions of DVD content library	(13,528)	(23,144)	(22,119)
Purchases of property and equipment	(4,766)	(10,656)	(16,320)
Other assets	1,334	2,255	1,419
Non-GAAP free cash flow	$2,149	$33,921	$79,303

15

Netflix, Inc.
Segment Information
(unaudited)
(in thousands)

	As of / Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Domestic Streaming
Total subscriptions at end of period	23,410	21,671	—
Paid subscriptions at end of period	22,022	20,153	—

Revenue	$506,665	$476,334	$—
Cost of revenues and marketing expenses	440,157	424,224	—
Contribution profit	66,508	52,110	—
International Streaming
Total subscriptions at end of period	3,065	1,858	803
Paid subscriptions at end of period	2,409	1,447	674

Revenue	$43,425	$28,988	$12,279
Cost of revenues and marketing expenses	146,108	88,731	23,021
Contribution profit	(102,683)	(59,743)	(10,742)
Domestic DVD
Total subscriptions at end of period	10,089	11,165	—
Paid subscriptions at end of period	9,958	11,039	—

Revenue	$319,701	$370,253	$—
Cost of revenues and marketing expenses	173,568	176,488	—
Contribution profit	146,133	193,765	—
Total Domestic (Streaming + DVD)
Total unique subscribers at end of period	26,074	24,395	22,797
Paid unique subscribers at end of period	24,674	22,858	21,405

Revenue	$826,366	$846,587	$706,274
Cost of revenues and marketing expenses	613,725	600,712	519,389
Contribution profit	212,641	245,875	186,885
Consolidated
Total unique subscribers at end of period	29,139	26,253	23,600
Paid unique subscribers at end of period	27,083	24,305	22,079

Revenue	$869,791	$875,575	$718,553
Cost of revenues and marketing expenses	759,833	689,443	542,410
Contribution profit	109,958	186,132	176,143
Other operating expenses	111,893	124,260	73,903
Operating income (loss)	(1,935)	61,872	102,240
Other income (expense)	(5,090)	(5,037)	(4,000)
Provision (benefit) for income taxes	(2,441)	21,616	38,007
Net Income (loss)	$(4,584)	$35,219	$60,233

16

Appendix: Mathematical illustration of increased seasonality of net additions, given stable seasonal patterns in gross additions.

If Netflix is going to add 7 million domestic streaming net additions in 2012, and we added that many net adds in 2010, then it is natural, but incorrect, to think that the seasonal distribution of quarterly net adds should be the same in both years.
But, in 2012, Netflix has a larger starting membership base than it did in 2010, and also has a higher gross adds, higher churn business for getting to those 7 million net additions.
As the math below shows, if Netflix generates 7 million net adds in 2012 (same as 2010), it is inherent that there is much more seasonality in the 2012 quarterly net adds than in 2010, even though the seasonality of gross adds is unchanged.
In the example below we've simplified and abstracted the numbers to illustrate the principles.
In the first model we show the seasonality of 5,000 net additions on a base of 10,000, and in the second model we show the increased seasonality of 5,000 net additions on a base of 20,000. Both models have the same churn and same seasonality of gross adds; yet in the case of a smaller starting base (model #1 with 10,000 starting members), Q2 represents 14% of annual net adds, whereas with a larger member base (model #2 with 20,000 starting members), Q2 represents only 7% of annual net adds.

		Model #1: 5,000 Annual Net Adds on 10,000 Starting Members				Model #2: 5,000 Annual Net Adds on 20,000 Starting Members

		Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Monthly Churn	5%

Gross Additions Seasonality		25%	20%	25%	30%	25%	20%	25%	30%

Starting Members		10,000	11,517	12,202	13,388	20,000	21,491	21,860	23,072
Gross Additions		3,549	2,839	3,549	4,259	5,283	4,227	5,283	6,340
Cancels		(2,032)	(2,153)	(2,363)	(2,647)	(3,793)	(3,858)	(4,072)	(4,412)
Ending Members		11,517	12,202	13,388	15,000	21,491	21,860	23,072	25,000

Net Additions		1,517	686	1,186	1,612	1,491	369	1,212	1,928
Net Adds Seasonality		30%	14%	24%	32%	30%	7%	24%	39%

The above table holds churn constant between the two models. But in 2012 we have higher churn and higher gross adds than in 2010. The increased seasonality of net adds is even more pronounced with these factored in.
The table below has the same net adds (5,000) as the two models above, and the same seasonality of gross adds. But now we add higher churn and higher gross adds. You can see that getting to those 5,000 net adds implies that Q2 is only 2% of the annual net additions.

17

		Model #3: 5,000 Annual Net Adds on 20,000 Starting Members

		Q1	Q2	Q3	Q4
Monthly Churn	7%

Gross Additions Seasonality		25%	20%	25%	30%

Starting Members		20,000	21,571	21,657	22,880
Gross Additions		7,305	5,844	7,305	8,766
Cancels		(5,734)	(5,757)	(6,082)	(6,646)
Ending Members		21,571	21,657	22,880	25,000

Net Additions		1,571	87	1,223	2,120
Net Adds Seasonality		31%	2%	24%	42%

18